Contact:   Rima Calderon   For Immediate Release
           (202) 334-6617  January 20, 2006


CHRISTOPHER C. DAVIS ELECTED A DIRECTOR OF
THE WASHINGTON POST COMPANY

WASHINGTON The Washington Post Company (NYSE: WPO) announced today that Christopher C. Davis has been elected to the Board of Directors. His election increases the Companys Board to 11 members.

Davis is chairman of Davis Selected Advisers, LP, an investment counseling firm that oversees approximately $70 billion of client assets, including mutual funds and institutional separate accounts. The firm employs a research-driven, long-term approach to investing, and its employees and their families are the largest individual investors in the funds they manage.

He joined the firm in 1989 as a financial analyst and became a portfolio manager of its flagship funds, Davis New York
Venture Fund and Selected American Shares, in 1995, succeeding his father, Shelby M.C. Davis.

Davis also served as an assistant to his grandfather, Shelby Cullom Davis. Prior to joining Davis Selected Advisers, he worked as a research analyst at Tanaka Capital Management.
He began his career as an accountant at State Street Bank and Trust Company.

Davis received a masters degree from the University of St. Andrews in Scotland.# # #